Exhibit (b)(2)

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, NY 10036	JEFFERIES FINANCE LLC 520 Madison Avenue New York, NY 10022	DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK SECURITIES INC. 1 Columbus Circle New York, New York 10019
BMO CAPITAL MARKETS CORP. 151 West 42nd Street New York, NY 10036 BANK OF MONTREAL 111 W. Monroe St., 20th Floor West Chicago, IL 60603	WELLS FARGO SECURITIES, LLC 550 S. Tryon Street Charlotte, NC 28202 WELLS FARGO BANK, NATIONAL ASSOCIATION 10 S. Wacker Drive, 15th Floor Chicago, Illinois 60606

Highly Confidential

February 6, 2026

WH Borrower, LLC

530 Fifth Avenue, 12th Floor

New York, NY 10036

Attention: Yehuda Shmidman and Matthew Finigan

Project Polaris

Amended and Restated 2026 Incremental Commitment Letter

Ladies and Gentlemen:

You have advised Morgan Stanley Senior Funding, Inc. (including its designated affiliates, “Morgan Stanley”), Jefferies Finance LLC (including its designated affiliates, “Jefferies”), Deutsche Bank AG New York Branch (including its designated affiliates, “DBNY”), Bank of Montreal (including its designated affiliates, “BMO”), Wells Fargo Bank, National Association (including its designated affiliates, “WF”, and together with Morgan Stanley, Jefferies, DBNY and BMO, collectively, “we,” “us” or the “Commitment Parties”, and each a “Commitment Party”) that WH Borrower, LLC, a Delaware limited liability company (“you” or the “Borrower”), intends, directly or indirectly, to consummate the transactions described in Exhibit A hereto (the “Transaction Description”). Capitalized terms used but not defined herein have the meanings assigned to them in the exhibits hereto or in the Existing Credit Agreement (as defined below), as applicable. For purposes of this amended and restated Commitment Letter (together with the Exhibits and other attachments attached hereto and thereto, the “Commitment Letter”), the “Existing Credit Agreement” shall mean that certain Credit Agreement, dated as of February 20, 2025, by and among, inter alios, the Borrower, WH Intermediate, LLC, a Delaware limited liability company (“Holdings”), Morgan Stanley Senior Funding, Inc., as Administrative Agent and as Collateral Agent under the Loan Documents and each Lender from time to time party thereto.

This Commitment Letter amends, restates and supersedes in its entirety that certain commitment letter dated January 26, 2026 (the “Original Signing Date” and, such letter, together with the schedules, exhibits and annexes attached thereto, collectively, the “Original Commitment Letter”). The Original Commitment Letter shall be of no further force or effect; provided, however, that the indemnification, reimbursement and confidentiality provisions and other provisions of the Original Commitment Letter which by their terms survive termination thereof shall remain in full force and effect and inure to the benefit of the parties thereto (and the other stated beneficiaries thereunder).

This Commitment Letter and the Fee Letter (as defined below), together, are referred to herein as the “Commitment Papers.”

You hereby represent and warrant to the Commitment Parties that, in accordance with Section 1.08(g) of the Existing Credit Agreement, (a) the Acquisition shall constitute a “Limited Condition Transaction” under and as defined in the Existing Credit Agreement, (b) the date of the Original Commitment Letter shall be the “LCT Test Date” under and as defined in the Existing Credit Agreement for purposes of determining any satisfaction of any applicable leverage-based ratio, whether or not the representations and warranties (other than the Specified Representations) set forth in Article V of the Existing Credit Agreement are true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) and whether or not a Default or Event of Default (other than a Specified Event of Default) has occurred under and as defined in the Existing Credit Agreement and (c) this Commitment Letter shall be an “LCT Election” under and as defined in the Existing Credit Agreement.

1.	Commitments.

In connection with the Transactions, each Commitment Party hereby commits to provide the applicable principal amount of the 2026 Incremental Term Facility (as defined in the Term Sheet) set forth opposite its respective name on Annex A attached hereto (the “Commitment Annex”), in each case, subject only to the satisfaction or waiver of the conditions expressly referenced in Section 6 hereof. The Commitment Parties providing commitments with respect to the 2026 Incremental Term Facility are referred to herein as the “Initial 2026 Incremental Term Lenders” and each individually as an “Initial 2026 Incremental Term Lender.”

2.	Titles and Roles.

In connection with the Transactions, each of Morgan Stanley, Jefferies, Deutsche Bank Securities Inc. (including its designated affiliates, “DB Securities”), BMO Capital Markets Corp. (including its designated affiliates, “BMO Capital”) and Wells Fargo Securities, LLC (including its designated affiliates, “Wells Fargo Securities”) will act as a joint lead arranger and lead bookrunner with respect to the 2026 Incremental Term Facility (in such capacities, the “Lead Arrangers” and each a “Lead Arranger”). Morgan Stanley will appear on the top left of the cover page of all marketing materials for the 2026 Incremental Term Facility and will hold the roles and responsibilities conventionally understood to be associated with such name placement.

No other agents, co-agents, lead arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation to any of the foregoing or any Initial 2026 Incremental Term Lenders (other than compensation expressly contemplated by the Commitment Papers) will be paid in connection with the syndication, arrangement or funding of the 2026 Incremental Term Facility unless you and we reasonably agree.

3.	Syndication.

The Lead Arrangers reserve the right, prior to or after the 2026 Incremental Closing Date (as defined below), to syndicate all or a portion of the commitments with respect to the 2026 Incremental Term Facility to a group of banks, financial institutions and other institutional lenders (together with the Initial 2026 Incremental Term Lenders, the “Lenders”) that are identified by the Lead Arrangers and subject to your prior written consent (such consent not to be unreasonably withheld or delayed); provided, that the Lead Arrangers will not syndicate to Disqualified Lenders (as defined in the Existing Credit Agreement, along with any updates provided by you to us prior to the Original Signing Date) and that no Disqualified Lenders may become Lenders.

Notwithstanding the Lead Arrangers’ right to syndicate the 2026 Incremental Term Facility and receive commitments with respect thereto, (i) no Initial 2026 Incremental Term Lender will be relieved, released or novated from its obligations under the Commitment Papers in connection with any syndication, assignment or participation of the 2026 Incremental Term Facility, including its commitments and obligations to fund the 2026 Incremental Term Facility, until after the initial funding under the 2026 Incremental Term Facility has occurred, (ii) no assignment or novation will become effective (as between you and the Initial 2026 Incremental Term Lenders) with respect to all or any portion of any Initial 2026 Incremental Term Lender’s commitments in respect of the 2026 Incremental Term Facility until the initial funding of the 2026 Incremental Term Facility has occurred and (iii) unless you otherwise expressly agree in writing, the Initial 2026 Incremental Term Lenders will retain exclusive control over all rights and obligations with respect to their commitments in respect of the 2026 Incremental Term Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding under the 2026 Incremental Term Facility has occurred.

In consultation with you, the Lead Arrangers intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and, as part of their syndication efforts, it is the Lead Arrangers’ intent to have Lenders commit to the 2026 Incremental Term Facility prior to the Closing Date. You agree to use your commercially reasonable efforts to assist the Lead Arrangers in completing a Successful Syndication (as defined in the Fee Letter) until the date that is the earlier of (a) the 2026 Incremental Closing Date and (b) the date on which a Successful Syndication is achieved (such earlier date, the “Syndication Date”). Such assistance shall be limited to the following (and in any event subject to rights and limitations under the Acquisition Agreement (as defined in Exhibit A)), upon request:

(i)	your using your commercially reasonable efforts to ensure that any syndication efforts benefit from the existing lending and investment banking relationships and, to the extent appropriate and reasonable, the existing lending and investment banking relationships of the Sponsors;

(ii)	direct contact between your senior management and the proposed 2026 Incremental Term Lender at times and locations to be mutually agreed upon;

(iii)	your using your commercially reasonable efforts to procure with our assistance, prior to, or concurrent with, the launch of the general syndication of the 2026 Incremental Term Facility, a refresh of the public corporate credit rating (but no specific rating) and the public corporate family rating (but no specific rating), as the case may be, for Borrower and the 2026 Incremental Term Facility from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), (collectively the “Ratings”); provided, that your failure to obtain the Ratings shall in no way be a condition to closing, and, as part of their syndication efforts, it is the Lead Arrangers’ intent to have Lenders commit to the 2026 Incremental Term Facility prior to the 2026 Incremental Closing Date; and

(v)	the hosting, with the Lead Arrangers, of one virtual meeting of prospective Lenders at a time and location to be mutually agreed upon.

Until the Syndication Date (and in any event subject to rights and limitations under the Acquisition Agreement):

(A)	you agree to ensure that there will not be any competing issues of your or Holdings’ debt securities or your commercial bank or other credit facilities, in each case being offered, placed or arranged that would reasonably be expected to materially impair the primary syndication of the 2026 Incremental Term Facility prior to the Syndication Date (it being agreed that this clause (A) will not apply to any indebtedness (1) under the Existing Credit Agreement or 2026 Incremental Term Facility or (2) in respect of which a fee is payable pursuant to the Fee Letter; and it being further agreed that none of your or Holdings’ or of any its subsidiaries’ ordinary course debt, short-term working capital facilities and ordinary course capital leases, purchase money and equipment financings will materially impair the primary syndication of the 2026 Incremental Term Facility); and

(B)	you agree to provide (and to use your commercially reasonable efforts to cause the Sellers to provide to the extent practical and appropriate and not in contravention of the Acquisition Agreement) to the Lead Arrangers the Information Materials (as defined below) and other customary offering and marketing materials to be used in connection with the syndication; provided that all such information will be in a form consistent with confidential offering memoranda and marketing materials used in recent transactions of the Sponsor.

For the avoidance of doubt, you will not be required to provide (or to cause any person to provide) any trade secrets or information to the extent that the provision thereof would (i) violate any law, rule or regulation, or any obligation of confidentiality binding upon, or (ii) waive any privilege that may be asserted by, you, IPCo, the Sellers or any of your or their respective affiliates; provided that, in the event that you do not provide information in reliance on this sentence, you shall provide notice to the Lead Arrangers promptly upon obtaining knowledge that such information is being withheld, and you shall use your commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided, further, that the representation and warranty made by you with respect to information in Section 4 shall not be affected in any way by your decision not to provide such information.

Neither the commencement nor the completion of any syndication of the 2026 Incremental Term Facility (including the Successful Syndication) nor compliance with the foregoing provisions of this Section 3 or any of the provisions set forth in this Commitment Letter (other than as set forth in Section 6 of this Commitment Letter or in the Conditions Annex (as defined below)), will constitute a condition to the commitments of the Initial 2026 Incremental Term Lenders hereunder. We acknowledge that neither the Sellers nor their respective affiliates have agreed to be restricted from incurring debt or liens prior to the date or time that the Acquisition is required to be consummated pursuant to the terms of the Acquisition Agreement, except as specifically set forth in the Acquisition Agreement, and that prior to the 2026 Incremental Closing Date, the Sellers and their respective affiliates are obligated to assist with respect to the 2026 Incremental Term Facility, and any other financing for the Transactions only to the extent set forth in the Acquisition Agreement and the extent of such restrictions and assistance (as set forth in the Acquisition Agreement) is acceptable to us. Notwithstanding anything in these Commitment Papers to the contrary, your obligations under the Commitment Papers to use commercially reasonable efforts to cause the Sellers, their respective subsidiaries or their respective management or affiliates to take (or to refrain from taking) any action is subject to the terms of the Acquisition Agreement, and it will not require you, under any circumstances, to take any action that (x) is not practical, appropriate or reasonable in light of the circumstances, (y) is in contravention of the terms of the Acquisition Agreement or (z) would reasonably be expected to permit the Acquisition Agreement to be terminated by the Sellers or to give rise to a cause of action for the Sellers, or any of their respective affiliates to commence litigation with respect to the Acquisition Agreement. Your obligations to cause the Sellers, their respective subsidiaries or their respective management or affiliates to take (or refrain from taking) any action shall be limited to your commercially reasonable efforts.

Except as set forth above, the Lead Arrangers will, in consultation with you, manage all aspects of any syndication of the 2026 Incremental Term Facility, including (a) decisions as to the selection of institutions to be approached, which will include Lenders and exclude Disqualified Lenders, (b) subject to your prior written consent (such consent not to be unreasonably withheld or delayed), when they will be approached, (c) when their commitments will be accepted, (d) which institutions will participate (which will include Lenders and exclude Disqualified Lenders), (e) subject to your prior written consent (such consent not to be unreasonably withheld or delayed), the allocation of the commitments among the Lenders and (f) the amount and distribution of fees among the Lenders.

You acknowledge that (a) we may make available the Information (as defined below) and the Projections, including confidential information memoranda to be used in connection with the syndication of the 2026 Incremental Term Facility (the “Confidential Information Memorandum”) (such Information, Projections, Confidential Information Memorandum and other customary offering and marketing material (all of which, when taken as a whole, shall be in form and substance consistent with confidential information memoranda and other marketing materials for recent transactions involving existing affiliates of the Sponsor, as modified to take into account the Transactions), collectively, with the Term Sheet, the “Information Materials”) on a confidential basis to a proposed syndicate of 2026 Incremental Term Lenders (other than Disqualified Lenders) by posting the Information or the Projections on IntraLinks or another similar electronic system (the “Platform”), in each case, subject to a market standard “click through” or similar confidentiality agreement, and (b) certain Lenders (each, a “Public Lender”) may not wish to receive information with respect to Holdings, you, the Sellers and your and their respective subsidiaries or your and their respective securities that is not publicly available or has not been made available to investors in connection with a Rule 144A or public offering of the Borrower’s or the Sellers’ securities (“MNPI”). At the request of the Lead Arrangers, you agree to use your commercially reasonable efforts to assist us in preparing an additional version of the Confidential Information Memorandum (the public-side version) to be used by Public Lenders, that will include (with respect to information provided by or concerning the Sellers, their subsidiaries or their respective operations or assets, to your knowledge) no MNPI with respect to Holdings, you, the Sellers or your or their respective subsidiaries or your and their respective securities for purposes of United States federal and state securities laws. It is understood that in connection with the assistance described above, (i) you agree to deliver (and to use your commercially reasonable efforts to cause the Sellers to deliver, to the extent practical and appropriate and not in contravention of the Acquisition Agreement) a customary authorization letter to be included in each Confidential Information Memorandum (provided, that any such authorization letter shall contain a customary “10b-5” representation modified to reflect the representation in Section 4 of this Commitment Letter) (other than with respect to the knowledge qualification regarding information pertaining to the Borrower, its Subsidiaries, their operations and assets)) that authorizes the distribution of such Confidential Information Memorandum to prospective Lenders (other than Disqualified Lenders) and confirms that (with respect to information provided by or concerning the Sellers, their subsidiaries or their respective operations or assets, to your knowledge) the public-side version does not include any MNPI with respect to Holdings, you, the Sellers, your or their respective subsidiaries or your or their respective securities for purposes of United States federal and state securities laws; (ii) each Confidential Information Memorandum will exculpate Holdings, you, the Sponsors, the Sellers and us and your and our respective affiliates with respect to the content and the use of such Confidential Information Memorandum or any related marketing materials by the recipients thereof; (iii) the public-side version of the Confidential Information Memorandum and other information provided to Public Lenders may include the following, except to the extent you notify us to the contrary (prior to their distribution) and provided that you have been given a reasonable opportunity to review such public-side version: (A) draft and final 2026 Incremental Term Facility Documentation, related definitive documentation (if any) and customary marketing term sheets that have been approved by you (such approval not to be unreasonably withheld or delayed), (B) administrative materials prepared by the Lead Arrangers for prospective 2026 Incremental Term Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (C) notification of changes in the terms of the 2026 Incremental Term Facility; (iv) at our request, you agree to use your commercially reasonable efforts to identify information to be distributed to Public Lenders by clearly and conspicuously marking the same as “PUBLIC”; and (v) we will be entitled to treat any Information and Projections that are not specifically identified as “PUBLIC” as being suitable for posting only on the portion of the Platform not available to or accessible by Public Lenders.

4.	Information.

You hereby represent (with respect to information provided by or concerning Sellers, IPCo, their respective subsidiaries or their respective operations or assets prior to the 2026 Incremental Closing Date, to your knowledge) that (a) all written information and written data (other than projections of the type customarily included in a “private side” bank book (such projections, together with financial estimates, forecasts and other forward-looking information, the “Projections”) and information of a general economic or industry nature) (the “Information”) that have been or will be made available to the Commitment Parties by or on behalf of you or the Sponsors, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, when taken as a whole, not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to the Lead Arrangers by or on behalf of you or the Sponsors, when taken as a whole, have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time any such Projections are delivered to the Lead Arrangers; it being understood that (1) Projections are not to be viewed as facts, (2) Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of you, IPCo, the Sellers and the Sponsors, (3) no assurance can be given that any particular Projections will be realized and (4) actual results may differ and such differences may be material. You agree that, if at any time prior to the later of the 2026 Incremental Closing Date and the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will, and will use your commercially reasonable efforts to cause the Sellers to, supplement the Information and the Projections so that such representations will be (prior to the 2026 Incremental Closing Date, to your knowledge with regards to information pertaining to the Sellers, IPCo, their respective subsidiaries or their respective operations or assets) correct in all material respects under those circumstances. In arranging and syndicating the 2026 Incremental Term Facility, the Lead Arrangers will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof, and the Lead Arrangers do not assume responsibility for the accuracy or completeness of the Information or Projections. For the avoidance of doubt, none of the making of the representations set forth above, any supplements thereto, or the accuracy thereof shall constitute a condition precedent to the availability of the commitments and the obligations of the 2026 Incremental Term Lenders hereunder or the funding of the 2026 Incremental Term Facility on the 2026 Incremental Closing Date.

5.	Fees.

As consideration for the commitments of the Initial 2026 Incremental Term Lenders and the Lead Arrangers’ agreements to perform the services described herein, you agree to pay the fees set forth in the amended and restated fee letter dated the date hereof addressed to you and delivered in connection with the 2026 Incremental Term Facility (together with any additional fee letter entered into by you and any Lead Arranger, collectively, the “Fee Letter”, which amends and restates the Fee Letter, dated as of January 26, 2026, between Morgan Stanley and you (the “Original Fee Letter”)). Once paid, such fees will not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter or otherwise agreed in writing by the parties hereto.

6.	Conditions Precedent.

The commitments of the Initial 2026 Incremental Term Lenders with respect to the 2026 Incremental Term Facility and each Commitment Party’s and Lead Arranger’s agreements to perform the services described herein, in each case, are subject to the satisfaction (or waiver by the Lead Arrangers) of only the conditions precedent explicitly set forth on Exhibit C (such conditions, the “Financing Conditions,” and such exhibit, the “Conditions Annex”).

Notwithstanding anything in the Commitment Papers, the 2026 Incremental Term Facility Documentation or any other agreement or other undertaking concerning the financing of the Transactions to the contrary, the following provisions (the “Certain Funds Provisions”) will apply:

(a)           the only representations and warranties that will be made on the 2026 Incremental Closing Date and the making and accuracy of which will be a condition to the initial availability of the 2026 Incremental Term Facility on the 2026 Incremental Closing Date will be the (i) Specified Representations (as defined in the Existing Credit Agreement; provided that (A) any references to “Transactions” therein shall instead be to the Transactions (as defined herein) and (B) the representation in Section 5.17 of the Existing Credit Agreement shall be modified such that such representation will be limited to the use of proceeds of the 2026 Incremental Term Facility on the 2026 Incremental Closing Date) and (ii) representations and warranties made by the Sellers in the Acquisition Agreement to the extent a breach of such representations and warranties is material to the interests of the Lenders (in their capacities as such) (the “Acquisition Agreement Representations”); provided, that a failure of an Acquisition Agreement Representation to be accurate will not result in a failure of a Financing Condition or a default under the 2026 Incremental Term Facility Documentation, unless such failure results in a failure of a condition precedent to your obligation to consummate the Acquisition and such failure gives you the right (taking into account any applicable grace periods or notice and cure provisions) to terminate your obligations or decline to consummate the Acquisition, in each case, pursuant to the terms of the Acquisition Agreement;

(b)           the terms of the 2026 Incremental Term Facility Documentation will be in a form such that they do not impair the availability of the 2026 Incremental Term Facility on the 2026 Incremental Closing Date if the Financing Conditions are satisfied (or waived by the Lead Arrangers); it being understood that, on the 2026 Incremental Closing Date, the loans funded under the 2026 Incremental Term Facility shall constitute Loans (as defined in the Existing Credit Agreement) (or a Class (as defined in the Existing Credit Agreement) of Loans) and thereby shall benefit from the same guarantees and security as the existing Loans;

(c)           there are no conditions (implied or otherwise) to the commitments and agreements hereunder (including compliance with the terms of the Commitment Papers or the 2026 Incremental Term Facility Documentation), other than the Financing Conditions, and upon satisfaction (or waiver by the Lead Arrangers) of the Financing Conditions, the Administrative Agent, the Collateral Agent, each Initial 2026 Incremental Term Lender and each other party thereto will execute and deliver the 2026 Incremental Term Facility Documentation to which it is a party and the initial funding under the 2026 Incremental Term Facility will occur; and

(d)           to the extent any guarantee, lien search, insurance certificate or endorsement or security interest in any Collateral required to be provided by you or your subsidiaries on the 2026 Incremental Closing Date is not or cannot be provided and/or perfected on the 2026 Incremental Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense and to the extent not in contravention of the Acquisition Agreement, then the provision of any guarantee, lien search, insurance certificate or endorsement or the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the 2026 Incremental Term Facility on the 2026 Incremental Closing Date, but instead shall be required to be provided and/or delivered after the 2026 Incremental Closing Date pursuant to Section 6.11 of the Existing Credit Agreement.

7.	Indemnification; Expenses.

You and we hereby agree that the terms and provisions of Section 11.05 (Indemnification by the Borrower) of the Existing Credit Agreement are incorporated herein by reference and apply mutatis mutandis to all of our activities in connection with the Transactions (whether or not effective and whether prior to, on or after the Original Signing Date (and with respect to the Commitment Parties (other than Morgan Stanley) on the date hereof).

In addition, upon and subject to the occurrence of the 2026 Incremental Closing Date and the initial funding of the 2026 Incremental Term Facility, you agree to reimburse each Commitment Party for its reasonable and documented in reasonable detail out-of-pocket expenses (including expenses of such Commitment Party’s due diligence investigation, syndication expenses, reasonable travel expenses and reasonable and documented out-of-pocket fees, disbursements and other charges of one primary counsel to the Commitment Parties identified in the Term Sheet and, if reasonably necessary, of a single local counsel to the Commitment Parties in each relevant jurisdiction material to the interests of the Commitment Parties taken as a whole, which may be a single local counsel acting in multiple material jurisdictions and in the case of any actual or perceived conflict of interest, one additional counsel in each relevant material jurisdiction to each group of affected Persons similarly situated, taken as a whole), in each case, incurred solely in connection with due diligence and the preparation, negotiation, execution and delivery of the Commitment Papers and the 2026 Incremental Term Facility Documentation and any related definitive documentation (collectively, the “Expenses”). For the avoidance of doubt, you will not be required to reimburse the Commitment Parties for any Expenses in the event the 2026 Incremental Closing Date does not occur. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us, including, without limitation, fees paid pursuant hereto.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities; Binding Obligations.

You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities, and financial planning and benefits counseling) to other companies in respect of which you or the Sellers may have conflicting interests. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to such other companies. You also acknowledge that we do not have any obligation to use, in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us or any of our respective affiliates from such other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any Commitment Party is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether such Commitment Party has advised or is advising you on other matters, (b) each Commitment Party, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not, directly or indirectly, give rise to, nor do you rely on, any fiduciary duty on the part of such Commitment Party, and you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equity holders, employees or creditors, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each Commitment Party and its affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that such Commitment Party has no obligation to disclose such interests and transactions to you or your affiliates, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and (f) each Commitment Party has been, is and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity. In addition, each Commitment Party may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates in connection therewith information concerning you, IPCo and the Sellers, and such affiliates will be entitled to the benefits afforded to, and subject to the obligations of (including, for the avoidance of doubt, confidentiality obligations), such Commitment Party under this Commitment Letter.

You further acknowledge that each Commitment Party and its affiliates may be a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for their respective own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, the Sponsors and of the Sellers and other companies with which you, the Sponsors or the Sellers may have commercial or other relationships. With respect to any securities and/or financial instruments so held by each Commitment Party, its affiliates or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the Transactions and the process leading thereto. Additionally, you acknowledge and agree that we are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You will consult with your own advisors concerning such matters and will be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby.

We represent and warrant that the Commitment Papers constitute our legally valid and binding obligation, including (i) to provide services set forth herein and to fund the 2026 Incremental Term Facility upon satisfaction or waiver of the Financing Conditions and (ii) without limiting the foregoing clause (i), to negotiate in good faith the 2026 Incremental Term Facility Documentation in a manner consistent with this Commitment Letter for purposes of executing and delivering the 2026 Incremental Term Facility Documentation substantially concurrently with the consummation of the Acquisition, in each case, enforceable at law and in equity in accordance with their terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)). You represent and warrant that the Commitment Papers constitute your legally valid and binding obligation (including to negotiate in good faith the 2026 Incremental Term Facility Documentation in a manner consistent with this Commitment Letter for purposes of executing and delivering the 2026 Incremental Term Facility Documentation substantially concurrently with the consummation of the Acquisition), enforceable at law and in equity against you in accordance with their terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)); provided that nothing contained in the Commitment Papers obligates you or any of your affiliates to consummate any Transaction or to draw upon all or any portion of the 2026 Incremental Term Facility.

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter and the commitments hereunder are not assignable without the prior written consent of each other party hereto, and any attempted assignment without such consent will be null and void. This Commitment Letter is intended to be solely for the benefit of the parties hereto (and Indemnified Persons solely to the extent expressly set forth herein), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons solely to the extent expressly set forth herein) and is not intended to create a fiduciary relationship among the parties hereto. Any and all services to be provided by each Commitment Party hereunder may be performed by or through any of its affiliates or branches, and such affiliates and branches will be entitled to the benefits afforded to, and will be subject to the obligations of (including, for the avoidance of doubt, confidentiality obligations), each Commitment Party under this Commitment Letter. Except as otherwise set forth herein, this Commitment Letter may not be amended or any provision hereof waived or modified except in a writing signed by each Lead Arranger and you. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and will not affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. The Commitment Papers supersede all prior understandings, whether written or oral, among you and us with respect to the 2026 Incremental Term Facility and set forth the entire understanding of the parties hereto with respect thereto.

This Commitment Letter may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any signature to this Commitment Letter may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Commitment Letter.

Each of the parties hereto represents and warrants to the other party/ies that it has the corporate capacity and authority to execute this Commitment Letter through electronic means and there are no restrictions for doing so in that party’s constitutive documents.

You and we hereby agree that the terms and provisions of Section 11.15 (GOVERNING LAW) and Section 11.16 (WAIVER OF RIGHT TO TRIAL BY JURY) of the Existing Credit Agreement are incorporated herein by reference and apply mutatis mutandis to all of our activities in connection with the Transactions (whether or not effective and whether prior to, on or after the Original Signing Date (and with respect to the Commitment Parties (other than Morgan Stanley) on the date hereof); provided, however, that (a) the interpretation of the definition of Material Adverse Effect (as defined in the Acquisition Agreement) and whether or not a Material Adverse Effect has occurred, including for purposes of the Financing Conditions, (b) the determination of the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy of any Acquisition Agreement Representation there has been a failure of a Financing Condition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement will, in each case, be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.	Confidentiality.

You and we hereby agree that the terms and provisions of Section 11.08 (Confidentiality) of the Existing Credit Agreement are incorporated herein by reference and apply mutatis mutandis to all of our activities in connection with the Transactions (whether or not effective and whether prior to, on or after the Original Signing Date (and with respect to the Commitment Parties (other than Morgan Stanley) on the date hereof).

In addition, this Commitment Letter is delivered to you on the understanding that neither the Fee Letter nor this Commitment Letter, or their terms or substance, may be disclosed by you to any other person or entity, except (a) to the Sponsor and to your and their respective officers, directors, employees, affiliates, controlling persons, members, partners, equity holders, attorneys, accountants, representatives, agents and advisors on a confidential basis, (b) if each Commitment Party consents in writing to such proposed disclosure, (c) that the Term Sheet and the existence of this Commitment Letter (but not the Commitment Letter or any other contents of the Commitment Papers) may be disclosed to any rating agency in connection with the Transactions or (d) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so); provided that you may disclose (i) the Commitment Letter and the contents thereof to the Sellers and their respective officers, directors, employees, equity holders, attorneys, accountants, representatives, agents and advisors on a confidential basis (provided that prior to the 2026 Incremental Closing Date, the Fee Letter and the contents thereof will be redacted in a customary manner), (ii) the aggregate amount of the fees (including upfront fees and OID) payable under the Fee Letter as part of generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with any syndication of the 2026 Incremental Term Facility or other marketing efforts for debt to be used to finance the Transactions, (iii) on a confidential basis, the Fee Letter and the contents thereof to your and the Sellers’ auditors and accounting and tax advisers for customary accounting and tax purposes, including accounting for deferred financing costs, (iv) the Commitment Papers in connection with the enforcement of your rights or remedies hereunder or under the Fee Letter, (v) this Commitment Letter (but not the Fee Letter or the contents thereof) in any syndication of the 2026 Incremental Term Facility or other marketing efforts for a financing of the Transactions and (vi) this Commitment Letter and its contents (but not the Fee Letter) after your acceptance thereof or prior thereto to the extent that such information becomes publicly available other than by reason of improper disclosure by you or any of your affiliates in violation of any confidentiality obligations hereunder.

Each Commitment Party and its affiliates will use all confidential information provided to it or such affiliates by or on behalf of you and the contents of the Commitment Papers solely for the purpose of providing the services that are the subject of this Commitment Letter and will treat confidentially all such information and the Commitment Papers (including any market “flex” provisions); provided that the foregoing sentence will not prevent such Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case such Commitment Party agrees to inform you promptly thereof to the extent lawfully permitted to do so, unless such Commitment Party is prohibited by applicable law from so informing you, or except in connection with any request as part of any regulatory (including self-regulatory) audit or examination conducted by accountants or any governmental or regulatory authority exercising examination or regulatory authority), (b) upon the request or demand of any governmental or regulatory (including self-regulatory) authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees to inform you promptly thereof prior to such disclosure, unless such Commitment Party is prohibited by applicable law from so informing you, or except in connection with any request as part of any regulatory audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates, (d) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to Holdings, you, the Sellers and their respective subsidiaries or the Sponsor, (e) to the extent that such information is independently developed by such Commitment Party without reliance on such information, (f) to such Commitment Party and its affiliates and its and their respective officers, directors, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions, are informed of the confidential nature of such information and are instructed to keep such information confidential, (g) except with respect to the Fee Letter and its contents, to bona fide prospective Lenders, participants or assignees or any bona fide potential counterparty (or its advisors) to any swap or derivative transaction relating to the Sellers or any of their respective subsidiaries or any of their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) which agreement will be pursuant to customary syndication practice, (h) to ratings agencies, (i) for purposes of establishing a “due diligence” defense or (j) in connection with the enforcement of our rights hereunder or under the Fee Letter; provided that (i) the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants will be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties, including, without limitation, as agreed in any marketing materials) in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information, which will in any event require “click through” or other affirmative actions on the part of the recipient to access such information and (ii) no such disclosure will be made to any person that was a Disqualified Lender on the date of such disclosure.

After the closing of the Transactions and at such Commitment Party’s expense, each Commitment Party may (i) after consultation with the Borrower, place advertisements in periodicals and on the Internet as it may choose and (ii) on a confidential basis, circulate promotional materials in the form of a “tombstone” or “case study” (and, in each case, otherwise describe the names of any of you or your affiliates and any other information about the Transactions, including the amount, type and closing date of the Facilities). In addition, the Commitment Parties may disclose the existence of the 2026 Incremental Term Facility and the information about the 2026 Incremental Term Facility to market data collectors, similar service providers to the lending industry, and service providers to such Commitment Party in connection with the administration and management of the 2026 Incremental Term Facility.

The obligations under this Section 10 with respect to this Commitment Letter but not the Fee Letter will automatically terminate and be superseded by the confidentiality provisions in the 2026 Incremental Term Facility Documentation (to the extent set forth therein) upon the execution and delivery of the 2026 Incremental Term Facility Documentation and in any event will terminate on the first anniversary of the Original Signing Date; provided that the foregoing does not apply to your obligations with respect to the contents of the Fee Letter.

For the avoidance of doubt, nothing in this confidentiality provision shall prohibit any person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this confidentiality provision shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

11.	Surviving Provisions.

The compensation (if applicable), syndication (if applicable), information (if applicable), indemnification, expense (if applicable), payment of fees (if applicable), confidentiality, jurisdiction, venue, governing law, no agency or fiduciary duty, waiver of jury trial and survival provisions contained in the Commitment Papers will remain in full force and effect regardless of whether definitive financing documentation is executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial 2026 Incremental Term Lenders’ commitments hereunder and the Lead Arrangers’ several agreements to provide the services described herein; provided that your obligations under the Commitment Papers, other than those relating to compensation, the syndication of the 2026 Incremental Term Facility, information and confidentiality, will automatically terminate and be superseded by the 2026 Incremental Term Facility Documentation (with respect to indemnification, to the extent covered thereby) upon consummation of the Transactions and the payment of all amounts owing at such time under the Commitment Papers.

12.	Patriot Act Notification.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each Commitment Party and each Initial 2026 Incremental Term Lender are required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow such Commitment Party or such Initial 2026 Incremental Term Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective as to each Commitment Party and each Initial 2026 Incremental Term Lender.

13.	Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Lead Arrangers (or their designee) counterparts hereof and of the Fee Letter executed by you not later than 11:59 p.m., New York City time, on the date hereof. The Commitment Parties’ commitments hereunder and agreements contained herein will expire on the date hereof in the event that the Lead Arrangers (or their respective designee) has not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the Financing Conditions are not satisfied (or waived by the Lead Arrangers) on or prior to the date that is five business days after the Outside Date (as defined in the Acquisition Agreement as in effect on the Original Signing Date) or, if earlier, (a) the date on which you notify us in writing that the Acquisition Agreement has terminated in accordance with its terms and/or (b) the date of the consummation of the Acquisition (but not, for the avoidance of doubt, prior to the consummation thereof), in each case, with or without the funding or effectiveness of the 2026 Incremental Term Facility, then this Commitment Letter and the commitments and undertakings of each Commitment Party hereunder will automatically terminate, unless each Commitment Party, in its discretion, agrees to an extension. The termination of any commitment pursuant to this paragraph will not prejudice your or our rights and remedies in respect of any breach or repudiation of the Commitment Papers.

[Signature Pages Follow]

We are pleased to have this opportunity and we look forward to working with you on this transaction.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Jake Cohan
Name:	Jake Cohan
Title:	Authorized Signatory

[Signature Page to A&R 2026 Incremental Term Facility Commitment Letter]

JEFFERIES FINANCE LLC

By:	/s/ John Koehler
Name:	John Koehler
Title:	Managing Director

[Signature Page to A&R 2026 Incremental Term Facility Commitment Letter]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ John Huntington
Name:	John Huntington
Title:	Managing Director

By:	/s/ Sandeep Desai
Name:	Sandeep Desai
Title:	Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ John Huntington
Name:	John Huntington
Title:	Managing Director

By:	/s/ Sandeep Desai
Name:	Sandeep Desai
Title:	Managing Director

[Signature Page to A&R 2026 Incremental Term Facility Commitment Letter]

BANK OF MONTREAL

By:	/s/ Aaron Weigel
Name:	Aaron Weigel
Title:	Managing Director

BMO CAPITAL MARKETS CORP.

By:	/s/ Aaron Weigel
Name:	Aaron Weigel
Title:	Managing Director

[Signature Page to A&R 2026 Incremental Term Facility Commitment Letter]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ William J. Schaeffer, Jr.
Name:	William J. Schaeffer, Jr.
Title:	Executive Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Audrey Brown
Name:	Audrey Brown
Title:	Executive Director

[Signature Page to A&R 2026 Incremental Term Facility Commitment Letter]

Accepted and agreed to as of
the date first written above:

WH BORROWER, LLC

By:	/s/ Yehuda R. Shmidman
Name:	Yehuda R. Shmidman
Title:	Chief Executive Officer

[Signature Page to A&R 2026 Incremental Term Facility Commitment Letter]

CONFIDENTIAL	EXHIBIT A

Project Polaris

Commitment Annex

[Intentionally omitted.]

CONFIDENTIAL	EXHIBIT A

Project Polaris

“Transaction Description”1

It is intended that:

(a)           (i) At or immediately prior to the Closing (as defined in the Acquisition Agreement), and subject to the terms and conditions set forth in the Acquisition Agreement, (A) each of Lands’ End, Inc., a Delaware corporation (“Seller 1”) and Lands’ End Direct Merchants, Inc., a Delaware corporation (“Seller 2” and, together with Seller 1, the “Sellers”) shall contribute, in each case, free and clear of all Encumbrances (as defined in the Acquisition Agreement) other than Permitted Encumbrances (as defined in the Acquisition Agreement), (i) the Assigned Contracts (as defined in the Acquisition Agreement) (subject to Section 2.6 of the Acquisition Agreement), owned by such Seller to a newly-formed Subsidiary (as defined in the Acquisition Agreement) and a Delaware limited liability company (“IPCo”) and (ii) the Contributed Assets (as defined in the Acquisition Agreement) owned by each Seller to IPCo and (B) IPCo shall assume and agree to pay, perform, satisfy and discharge the Assumed Liabilities (as defined in the Acquisition Agreement), each in exchange for the Units (as defined in the Acquisition Agreement), in each case of the foregoing clauses (A) and (B), solely pursuant to terms and conditions set forth in the Contribution, Assignment and Assumption Agreement, following which each Seller shall own no less than 1% of the issued and outstanding Units and (ii) subject to the terms and conditions set forth in the Acquisition Agreement, LEWHP, LLC, a Delaware limited liability company (“WHP”) (directly or indirectly through one of its Subsidiaries) shall purchase from Sellers, and Sellers shall sell to WHP (or a Subsidiary thereof), Sellers’ collective right, title and interest in and to 50% of the Units held by Sellers (the “Acquisition”), which in the aggregate shall comprise 50% of IPCo’s total outstanding Units in exchange for the Purchase Price (as defined in the Acquisition Agreement), in each case, pursuant to that certain Membership Interest Purchase Agreement, dated as of January 26, 2026, among the Borrower, the Sellers, WHP and WH Topco, L.P., a Delaware limited partnership (“WHP Topco”) (including all schedules, annexes and exhibits thereto, and as amended or modified from time to time, collectively, the “Acquisition Agreement”).

(b)           Immediately upon consummation of the Acquisition, subject to the terms and conditions set forth in the Acquisition Agreement, Sellers, WHP and WHP Topco will enter into the Operating Agreement (as defined in the Acquisition Agreement), pursuant to which Seller 1 and Seller 2, collectively, will own 50% of the Units, and WHP will own 50% of the Units.

(c)           Immediately upon consummation of the Acquisition, subject to the terms and conditions set forth in the Acquisition Agreement, IPCo will grant to Sellers and their respective Affiliates (as defined in the Acquisition Agreement) a license to all of the Contributed Assets (as defined in the Acquisition Agreement) pursuant to, and as further set forth in the License Agreement (as defined in the Acquisition Agreement).

(d)           In accordance with the terms and subject to the conditions of the Acquisition Agreement, WHP will, directly or indirectly, commence the Offer (as defined in the Acquisition Agreement) to purchase a number of shares of common stock of Seller 1, par value $0.01 per share at the Offer Price (as defined in the Acquisition Agreement), subject to the Offer Cap (as defined in the Acquisition Agreement).

1       All capitalized terms used but not defined in this exhibit have the meanings given to them in the Commitment Letter to which this exhibit is attached, including the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this exhibit is determined by reference to the context in which it is used.

(e)           The Borrower will obtain $250 million (or such lower amount as the Borrower may request) in aggregate principal amount of first lien senior secured term loans (the “2026 Incremental Term Facility”), having terms materially consistent with those set forth on Exhibit B to the Commitment Letter (the “Term Sheet”).

(f)           The proceeds from the borrowing under the 2026 Incremental Term Facility, permitted borrowings under the Revolving Facility, and cash on hand at Holdings, the Borrower and its subsidiaries will be applied on the Closing Date to:

(i)            pay the purchase price pursuant to the terms of the Acquisition Agreement; and

(ii)           pay fees, expenses and other amounts related to the Transactions (such fees, costs and expenses, the “Transaction Costs”).

The transactions described above, together with the transactions related thereto, are collectively referred to herein as the “Transactions.” The Term Sheet contains all material terms related to the 2026 Incremental Term Facility. Each party acknowledges that such terms are the result of extensive negotiations among the parties hereto. For purposes of the Commitment Papers, “2026 Incremental Closing Date” means the date of the funding under the 2026 Incremental Term Facility. All references to “dollars” and “$” are to the lawful currency of the United States of America.

CONFIDENTIAL	EXHIBIT B

Project Polaris
Term Sheet1

PARTIES

Borrower:	WH Borrower, LLC, a Delaware limited liability company (the “Borrower”).

Holdings	WH Intermediate, LLC, a Delaware limited liability company (“Holdings”).

Transactions:	As described on the “Transaction Description” attached as Exhibit A to the Commitment Letter.

Subsidiary Guarantors:	Same as the Existing Credit Agreement.

Administrative Agent and Collateral Agent:	Same as the Existing Credit Agreement.

Incremental Lenders:	Morgan Stanley, Jefferies, DBNY, BMO and WF (each an “2026 Incremental Term Lender” and collectively, the “2026 Incremental Term Lenders”).

Lead Arrangers:	Morgan Stanley, Jefferies, DB Securities, BMO Capital Markets and Wells Fargo Securities (each a “Lead Arranger” and collectively, the “Lead Arrangers”) will act as lead arrangers for the 2026 Incremental Term Facility and will perform the duties customarily associated with such role.

1         All capitalized terms used but not defined in this exhibit have the meanings given to them in the Commitment Letter to which this exhibit is attached, including the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this exhibit is determined by reference to the context in which it is used.

CONFIDENTIAL	EXHIBIT B

TYPES AND AMOUNTS OF FACILITIES

2026 Incremental Term Facility:

On the 2026 Incremental Closing Date, the Borrower will obtain an incremental term loan facility (the “2026 Incremental Term Facility”) in an aggregate principal amount of $250 million (the loans thereunder, the “2026 Incremental Term Loans”). The 2026 Incremental Term Facility will constitute an Incremental Facility under (and as defined in) the Existing Credit Agreement. The 2026 Incremental Term Loans will be made in Dollars and will constitute “Term Loans” for all purposes under (and as defined in) the Existing Credit Agreement (all such Term Loans, collectively with the 2026 Incremental Term Loans, “Term Loans”; and the lenders in respect of the Term Loans, collectively with the 2026 Incremental Term Lenders, “Term Lenders”).

The 2026 Incremental Term Facility shall constitute the same Class of Commitments and Loans as the Initial Term Loans (each as defined in the Existing Credit Agreement) and are intended to be fungible with the Initial Term Loans when funded. The 2026 Incremental Term Facility will be established by way of an Incremental Amendment (as defined in the Existing Credit Agreement) in accordance with Section 2.16 thereof (the “Incremental Amendment”; the Existing Credit Agreement as amended thereby, the “Credit Agreement”).

Maturity and Amortization:	The 2026 Incremental Term Loans will mature on the Maturity Date (as defined in the Existing Credit Agreement) with respect to the Initial Term Loans and will amortize in equal quarterly installments (commencing with the first such payment under the Existing Credit Agreement after the 2026 Incremental Closing Date) in an aggregate annual amount equal to 1.00% of the original principal amount of the 2026 Incremental Term Loans with the balance payable on the Maturity Date with respect to the Initial Term Loans; provided that the amortization of the 2026 Incremental Term Loans may be adjusted (but may not be decreased) as may be necessary to cause the 2026 Incremental Term Loans to be “fungible” with the Initial Term Loans.

Availability:	The 2026 Incremental Term Loans shall be made in a single drawing on the 2026 Incremental Closing Date. Repayments and prepayments of the 2026 Incremental Term Loans may not be re-borrowed.

Use of Proceeds:	The proceeds of the 2026 Incremental Term Loans will be used to fund the Transactions (including Transaction Costs).

Incremental Facilities:	Same as the Existing Credit Agreement.

Refinancing Facilities:	Same as the Existing Credit Agreement.

CONFIDENTIAL	EXHIBIT B

CERTAIN PAYMENT PROVISIONS

Interest Rate:	Same as the Existing Credit Agreement.

Optional Prepayments and Commitment Reductions:	Same as the Existing Credit Agreement.

Prepayment Premium:	None.

Mandatory Prepayments:	Same as the Existing Credit Agreement.

COLLATERAL	Same as the Existing Credit Agreement.

CERTAIN CONDITIONS	The availability of the initial borrowing under the 2026 Incremental Term Facility on the 2026 Incremental Closing Date will be subject solely to satisfaction (or waiver by the Lead Arrangers) of the applicable conditions set forth in Exhibit C to the Commitment Letter.

DOCUMENTATION

Representations and Warranties:	Same as the Existing Credit Agreement, but to be limited to customary “SunGard” representations and warranties on the 2026 Incremental Closing Date.

Affirmative Covenants:	Same as the Existing Credit Agreement.

Financial Covenant:	Same as the Existing Credit Agreement.

Negative Covenants:	Same as the Existing Credit Agreement.

Events of Default:	Same as the Existing Credit Agreement.

Voting:	Same as the Existing Credit Agreement.

Assignments and Participations:	Same as the Existing Credit Agreement.

Yield Protection and Taxes:	Same as the Existing Credit Agreement.

Expenses and Indemnification:	Same as the Existing Credit Agreement.

Governing Law and Forum:	Same as the Existing Credit Agreement.

Counsel to the Lead Arrangers and 2026 Incremental Term Lenders:	White & Case LLP.

CONFIDENTIAL	EXHIBIT C

Project Polaris
Conditions Annex1

Subject in all respects to the Certain Funds Provisions, the commitments of the Initial 2026 Incremental Term Lenders’ and the Lead Arrangers’ agreements to perform the services described herein are subject to the satisfaction (or waiver by the Lead Arrangers) of only the following conditions precedent:

1.           On the 2026 Incremental Closing Date, the Acquisition shall have been consummated or shall be consummated substantially concurrently with the initial borrowing under the 2026 Incremental Term Facility in all material respects in accordance with the terms of the Acquisition Agreement.

2.           Since the date of this Commitment Letter, the Acquisition Agreement has not been amended, supplemented, waived or modified (whether pursuant to your consent or otherwise) in any respect by you in a manner that is materially adverse to the Commitment Parties, in their respective capacities, without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed); provided that each Lead Arranger shall be deemed to have consented to such amendment, supplement, waiver or modification unless it shall object in writing thereto within five (5) business days of receipt of written notice of such amendment, supplement, waiver or modification; provided further, that (i) a reduction in the purchase price under the Acquisition Agreement (or amendment to the Acquisition Agreement pursuant to which such reduction is made) not to exceed 10% will be deemed not to be materially adverse to the interests of the Commitment Parties and any additional reduction (in excess of 10%) in the purchase price under the Acquisition Agreement (or amendment to the Acquisition Agreement pursuant to which such reduction is made) shall not be materially adverse to the interest of the Commitment Parties so long as such reduction proportionately reduces the 2026 Incremental Term Facility relative to the other financing sources, (ii) any amendment, supplement, modification or waiver to the terms of the Acquisition Agreement that has the effect of increasing the cash purchase price thereunder to be paid on the 2026 Incremental Closing Date will not be deemed to be materially adverse to the Commitment Parties if such increase is not funded with indebtedness for borrowed money incurred on the 2026 Incremental Closing Date (other than permitted revolving borrowings under the Revolving Facility), (iii) any change to, or waiver with respect to, any “marketing period” or similar provisions in the Acquisition Agreement will be deemed not to be materially adverse to the Commitment Parties and (iv) any change to, or waiver with respect to, the definition of “Material Adverse Effect,” or the definition of “Termination Date” contained in the Acquisition Agreement (in each case, as in effect on the Original Signing Date) will be deemed to be materially adverse to the Commitment Parties.

3.           From the Effective Date (as defined in the Acquisition Agreement), no Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred and be continuing.

1        All capitalized terms used but not defined in this exhibit have the meanings given to them in the Commitment Letter to which this exhibit is attached, including the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this exhibit is determined by reference to the context in which it is used.

CONFIDENTIAL	EXHIBIT C

4.           Each Commitment Party will have received the following (collectively, the “2026 Incremental Term Facility Documentation”):

(a)	an Incremental Amendment (as defined in the Existing Credit Agreement) to the Existing Credit Agreement pursuant to Section 2.16(e) of the Existing Credit Agreement, executed by the Borrower;

(b)	a customary legal opinion from Kirkland & Ellis LLP, counsel to the Borrower and the other Loan Parties with respect to matters of New York law and certain aspects of Delaware law;

(c)	(i) a customary certificate from the Loan Parties, signed by a Responsible Officer of each such Loan Party, and attested to by another Responsible Officer, secretary or assistant secretary of such Loan Party, together with (x) copies of the certificate or articles of incorporation and by-laws (or, in each case, other equivalent organizational documents), as applicable, of each such Loan Party certified by applicable secretary of state (or equivalent authority) of the jurisdiction or organization or formation of each such Loan Party, (y) customary authorizing resolutions of such Loan Party referred to in such certificate, and (z) a signature and incumbency certificate to the officers of such persons executing the Loan Documents and (ii) certificates of good standing or status (to the extent that such concepts exist) for the Loan Parties from the applicable secretary of state (or equivalent authority) of the jurisdiction of organization or formation of such Loan Parties that each of them is validly existing and, to the extent applicable, in good standing (in each case, to the extent applicable);

(d)	a certificate attesting to the Solvency of the Borrower and its Subsidiaries, on a consolidated basis, from the chief financial officer (or officer with equivalent duties) of Holdings (after giving effect to the incurrence of 2026 Incremental Term Facility), substantially in the form of Exhibit I to the Existing Credit Agreement; and

(e)	a Committed Loan Notice (as defined in the Existing Credit Agreement) for the 2026 Incremental Term Loans to be funded on the 2026 Incremental Closing Date, which may be delivered on or prior to the 2026 Incremental Closing Date and conditioned on the occurrence of the 2026 Incremental Closing Date.

5.            Subject to the Certain Funds Provisions, the accuracy of the Acquisition Agreement Representations and the Specified Representations in all material respects (except to the extent qualified by materiality, in which case such representations shall be true and correct in all respects after giving effect to such materiality qualifier).

6.            The Initial 2026 Incremental Term Lenders will have received at least three (3) business days prior to the 2026 Incremental Closing Date (a) all outstanding documentation and other information about the Loan Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (b) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a customary FinCEN beneficial ownership certificate, that in each case has been requested in writing at least ten (10) business days prior to the 2026 Incremental Closing Date.

7.            All fees required to be paid to the Commitment Parties pursuant to the Commitment Papers, in connection with the 2026 Incremental Term Facility and reasonable out-of-pocket expenses required to be paid on the 2026 Incremental Closing Date pursuant to the Commitment Letter, to the extent invoiced in reasonable detail at least two (2) business days prior to the 2026 Incremental Closing Date (except as otherwise reasonably agreed by you) shall, substantially concurrently with the initial borrowing under the 2026 Incremental Term Facility, have been paid (it being agreed that such fees and expenses may be paid with the proceeds of the initial funding of the 2026 Incremental Term Facility).

8.            The 2026 Incremental Closing Date shall not occur prior to the date that is 45 days after the Effective Date (as defined in the Acquisition Agreement).